Filed pursuant to Rule 424(b)(3) and 424(c)
                                Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 8
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                 4 3/4% Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our notes and the shares of our common stock issuable upon conversion of the notes, by certain holders of notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                                   ----------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                                   ----------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus supplement is May 9, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders:



                                                                    Number of
                               Principal                            shares of
                            amount of notes                        common stock
                              beneficially      Percentage of       that may be      Percentage of
                               owned that           notes              sold           common stock
          Name                may be sold        outstanding            (1)          outstanding (2)
          ----                -----------        -----------       ------------      ---------------
Alpha US Sub Fund 4, LLC        $ 415,000              *               11,216                *

S G Hambros Trust Company
(Jersey) Ltd as Trustee of
the Lyxor Master Fund             300,000              *                8,108                *

Silverado Arbitrage
Trading, Ltd.                     500,000              *               13,513                *

Sisters of Good Shepherd          100,000              *                2,702                *


After giving effect to the addition of the foregoing selling security holders, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                  We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of May 8, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.




                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Advent Convertible Master Cayman L.P.            $  2,935,000           1.47%          79,324             *

AIG/National Union Fire Insurance                     180,000              *            4,864             *

AIM Alternative Asset Partners                         15,000              *              405             *

Alpha US Sub Fund 4, LLC                              415,000              *           11,216             *

Allentown City Firefighters Pension Plan               29,000              *              783             *

Allentown City Officers & Employees Pension            11,000              *              297             *
Fund

Allentown City Police Pension Plan                     54,000              *            1,459             *

Amaranth LLC                                       13,800,000           6.90          372,972          1.21%

American Motorist Insurance Company                   507,000              *           13,702             *

AmSouth Bank Custodian for AmSouth VA               2,100,000           1.05           56,756             *
Equity Income Fund

AmSouth Bank Custodian for Silect Equity            1,320,000              *           35,675             *
Variable Annuity Fund

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Arapahoe County Colorado                               49,000              *            1,324             *

Argent Classic Convertible Arbitrage Fund             500,000              *           13,513             *
L.P.

Argent Classic Convertible Arbitrage Fund           2,000,000           1.00           54,054             *
(Bermuda) Ltd.

Argent Convertible Arbitrage Fund Ltd.              4,500,000           2.25          121,621             *

Argent LowLev Convertible Arbitrage Fund LLC          500,000              *           13,513             *

Arkansas Teachers Retirement System                 3,506,000           1.75           94,756             *

Aventis Pension Master Trust (5)                      105,000              *            2,837             *

Bank Austria Cayman Islands, LTD                    7,400,000           3.70          199,999             *

Bankers Trust Company Trustee for
DaimlerChrysler Corp. Emp. #1 Pension Plan          3,465,000           1.73           93,648             *
dtd. 4/1/89

Baptist Health of South Florida                       577,000              *           15,594             *

Black Diamond Offshore Ltd.                           565,000              *           15,270             *

Boilermaker - Blacksmith Pension Trust (5)            590,000              *           15,945             *

British Virgin Islands Social Security Board           38,000              *            1,027             *

CALAMOS(R)Convertible Fund - CALAMOS(R)             2,400,000           1.20           64,864             *
Investment Trust (5)

CALAMOS(R)Convertible Growth and Income Fund        4,400,000           2.20          118,918             *
- CALAMOS(R)Investment Trust (5)

CALAMOS(R)Convertible Portfolio - CALAMOS(R)           65,000              *            1,756             *
Advisors Trust (5)

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

CALAMOS(R)Convertible Technology Fund -                65,000              *            1,756             *
CALAMOS(R)Investment Trust (5)

CALAMOS(R)Global Convertible Fund - CALAMOS(R)         70,000              *            1,891             *
Investment Trust (5)

CALAMOS(R)Market Neutral Fund - CALAMOS(R)         10,500,000           5.25          283,783             *
Investment Trust (5)

Castle Convertible Fund, Inc.                       1,250,000              *           33,783             *

Chrysler Corporation Master Retirement Trust        2,035,000           1.01           54,999             *

CIBC World Markets                                  1,000,000              *           27,027             *

City of Albany Pension Plan (5)                        50,000              *            1,351             *

City of Knoxville Pension System (5)                  145,000              *            3,918             *

City of New Orleans                                   203,000              *            5,486             *

City University of New York                           122,000              *            3,297             *

Clarica Life Insurance Co.- U.S. (5)                  145,000              *            3,918             *

Clinton Multistrategy Master Fund, Ltd.             4,000,000           2.00          108,108             *

Clinton Riverside Convertible Portfolio             4,000,000           2.00          108,108             *
Limited

Consulting Group Capital Markets Funds (5)            250,000              *            6,756             *

DeAm Convertible Arbitrage                          3,300,000           1.65           89,189             *

Delta Airlines Master Trust (5)                       950,000              *           25,675             *

Delta Air Lines Master Trust (c/o Oaktree             490,000              *           13,243             *
Capital Management LLC)

Delta Pilots Disability and Survivorship              200,000              *            5,405             *
Trust (5)

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Delta Pilots D & S Trust (c/o Oaktree                 270,000              *            7,297             *
Capital Management LLC)

Deutsche Banc Alex Brown                           15,624,000           7.81          422,269          1.37

Dorinco Reinsurance Company (5)                       325,000              *            8,783             *

Double Black Diamond Offshore LDC                   2,935,000           1.47           79,324             *

Drury University (5)                                   35,000              *              945             *

Engineers Joint Pension Fund                          468,000              *           12,648             *

Federated Equity Income Fund, Inc.                  7,300,000           3.65          197,297             *

Federated Insurance Series, on behalf of              300,000              *            8,108             *
its Federated Income Fund II

Fidelity Financial Trust: Fidelity                 11,680,000           5.84          315,675          1.03
Convertible Securities Fund (6)

Franklin and Marshall College                         190,000              *            5,135             *

Gartmore Variable Insurance Trust, on
behalf of its Federated GVIT Equity Income            180,000              *            4,864             *
Fund

Goldman Sachs and Company                             500,000              *           13,513             *

Grady Hospital Foundation                             107,000              *            2,891             *

Granville Capital Corporation                       2,000,000           1.00           54,054             *

HFR Convertible Arbitrage Account                     190,000              *            5,135             *

HFR Master Fund, LTD. (5)                              50,000              *            1,351             *

H.K. Porter Company, Inc. (5)                          15,000              *              405             *

Independence Blue Cross                                64,000              *            1,729             *

Innovest Finanzdienstleistungs AG                     580,000              *           15,594             *

Jefferies Umbrella Fund US Convertible Bonds          270,000              *            7,297             *

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

KBC Financial Products USA Inc.                       250,000              *            6,756             *

Kettering Medical Center Funded                        35,000              *              945             *
Depreciation Account (5)

Knoxville Utilities Board Retirement System (5)       120,000              *            3,243             *

Lincoln National Global Asset Allocation               40,000              *            1,081             *
Fund, Inc.

Lipper Convertibles, L.P.                           1,500,000              *           40,540             *

Lipper Offshore Convertibles, L.P.                  1,500,000              *           40,540             *

Louisiana Workers' Compensation Corporation (5)       150,000              *            4,054             *

Lumbermans                                            491,000              *           13,270             *

Lyxor Master Fund Ref: Argent/LowLev CB             1,230,000              *           33,243             *

Macomb County Employees' Retirement System (5)        145,000              *            3,918             *

McMahan Securities Co., L.P.                        1,500,000              *           40,540             *

Microsoft Corporation                                 410,000              *           11,081             *

Minnesota Power and Light                             125,000              *            3,378             *

Morgan Stanley & Co. (7)                            1,500,000              *           40,540             *

Motion Pictures Industry                              545,000              *           14,729             *

Motion Picture Industry Health Plan -                 190,000              *            5,135             *
Active Member Fund

Motion Picture Industry Health Plan -                  80,000              *            2,162             *
Retiree Member Fund

Municipal Employees                                   183,000              *            4,945             *

New Orleans Firefighters Pension / Relief             110,000              *            2,972             *
Fund

Nicholas Applegate Convertible Fund                 1,529,000              *           41,324             *

Nicholas Applegate Global Holdings LP                  35,000              *              945             *

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

1976 Distribution Trust FBO A.R. Lauder /               7,000              *              189             *
Zinterhofer

1976 Distribution Trust FBO Jane A. Lauder             13,000              *              351             *

Occidental Petroleum Corporation                      118,000              *            3,189             *

OCM Convertible Trust                               1,180,000              *            8,918             *

Ohio National Fund, Inc., on behalf of its             30,000              *              810             *
Equity Income Portfolio

Ondeo Nalco                                            40,000              *            1,081             *

Onex Industrial Partners Limited                    1,950,000              *           52,702             *

Palladin Securities LLC                             1,200,000              *           32,432             *

Paloma Securities LLC                               5,000,000           2.50          135,135             *

Partner Reinsurance Company Ltd.                      330,000              *            8,918             *

Pebble Capital Inc.                                   650,000              *           17,567             *

Physicians Life                                       183,000              *            4,945             *

Policemen and Firemen Retirement System of            503,000              *           13,594             *
the City of Detroit

Port Authority of Allegheny County

Retirement and Disability Allowance Plan
for the Employees Represented by Local 85             615,000              *           16,621             *
of the Amalgamated Transit Union (5)

Pro-mutual                                            603,000              *           16,297             *

Putnam Asset Allocation Funds-Balanced                310,000              *            8,378             *
Portfolio

Putnam Asset Allocation Funds-Conservative            240,000              *            6,486             *
Portfolio

Putnam Convertible Income-Growth Trust              2,180,000           1.09           58,918             *

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Putnam Convertible Opportunities and Income            80,000              *            2,162             *
Trust

Putnam Variable Trust-Putnam VT Global                 80,000              *            2,162             *
Asset Allocation Fund

Qwest Occupational Health Trust                        55,000              *            1,486             *

Ramius Capital Group                                  300,000              *            8,108             *

RAM Trading Ltd                                     1,750,000              *           47,297             *

Raytheon Master Pension Trust                         200,000              *            5,405             *

RCG Halifax Master Fund, LTD                          550,000              *           14,864             *

RCG Latitude Master Fund, LTD                       2,500,000           1.25           67,567             *

RCG Multi Strategy A/C LP                           1,250,000              *           33,783             *

Robertson Stephens                                  5,000,000           2.50          135,135             *

Rockhaven Fund                                         80,000              *            2,162             *

Rockhaven Premier Dividend Fund                       700,000              *           18,918             *

San Diego City Retirement                           1,097,000              *           29,648             *

San Diego County Convertible                        1,654,000              *           44,702             *

SCI Endowment Care Common Trust Fund -                 20,000              *              540             *
First Union (5)

SCI Endowment Care Common Trust Fund -                 70,000              *            1,891             *
National Fiduciary Services (5)

SCI Endowment Care Common Trust Fund -                 30,000              *              810             *
Suntrust (5)

Screen Actors Guild Pension Convertible               500,000              *           13,513             *

S G Cowen Securities Corporation                    1,500,000              *           40,540             *

S G Hambros Trust Company (Jersey) Ltd
as Trustee of the Lyxor Master Fund                   300,000              *            8,108             *

Silverado Arbitrage Trading, Ltd.                     500,000              *           13,513             *

Shell Pension Trust                                   320,000              *            8,648             *

Silvercreek Limited Partnership                     1,100,000              *           29,729             *

Silvercreek II Limited                                900,000              *           24,324             *

Sisters of Good Shepherd                              100,000              *            2,702             *

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Southdown Pension Plan (5)                             60,000              *            1,621             *

Southern Farm Bureau Life Insurance                   185,000              *            4,999             *

SPT (5)                                               710,000              *           19,189             *

Starvest Combined Portfolio                           190,000              *            5,135             *

State Employees' Retirement Fund of the               810,000              *           21,891             *
State of Delaware

State of Connecticut Combined Investment            1,705,000              *           46,081             *
Fund

State of Maryland Retirement Agency                 2,575,000           1.29           69,594             *

State Street Bank Custodian for GE Pension          1,585,000              *           42,837             *
Trust

Sunrise Partners LLC                                9,200,000           4.60          248,648             *

The Dow Chemical Company Employees'                 1,150,000              *           27,631             *
Retirement Plan (5)

The Fondren Foundation (5)                             35,000              *              945             *

The Grable Foundation                                  95,000              *            2,567             *

Trustmark Insurance Company                           280,000              *            7,567             *

2000 Revocable Trust FBO A.R. Lauder /                  6,000              *              162             *
Zinterhofer

Union Carbide Retirement Account (5)                  600,000              *           16,216             *

United Food and Commercial Workers Local              270,000              *            7,297             *
1262 and Employee Pension Fund (5)

Vanguard Convertible Securities Fund, Inc.          1,945,000              *           52,567             *

Vopak USA Inc., Retirement Plan (f.k.a. Van           140,000              *            3,783             *
Waters & Rogers, Inc. Retirement Plan) (5)

Wake Forest University                                686,000              *           18,540             *

                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially       Percentage      stock that         stock
                                                  owned that         of notes       may be sold     outstanding
                    Name                         may be sold        outstanding         (1)             (2)
                    ----                         -----------        -----------         ---             ---

Wake Forest University Convertible Arbitrage          355,000              *            9,594             *

WPG Convertible Arbitrage Overseas Master           2,500,000           1.25           67,567             *
Fund, L.P

Writers Guild Industry Health Fund                    293,000              *            7,918             *

Wyoming State Treasurer                               971,000              *           26,243             *

Zurich Institutional Benchmark Master Fund          1,000,000              *           27,027             *
Ltd.

Any other holder of notes or future
transferee, pledgee, donee or successor of          1,314,000           0.66           35,513             *
any holder (3)
                                                 ------------         ------        ---------         -----

Total.....................................       $200,000,000         100.00%       5,405,400(4)      15.13%
                                                 ============         ======        =========         =====

-----------------------
* Less than 1%.

    (1)  Assumes conversion of all of the holder's notes at a conversion rate of
         27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

    (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

    (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

    (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

    (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
         Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of January 23, 2002.

    (7) The entity owns 1,200,000 of our 6.00% convertible subordinated notes due 2004. Further, Morgan Stanley & Co. Incorporated acted as one of the initial purchasers in connection with the offer and sale of the notes in December 2001.


         We prepared this table based on the information supplied to us on or before May 8, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, pursuant to the prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

         Other than as noted above, none of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."